Exhibit T3B.140

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

LAUREL PARK RETAIL PROPERTIES LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is made and entered into as of the 1st day of June, 2005 by and among LAUREL PARK RETAIL HOLDING LLC, a Michigan limited liability company as sole equity member of the Company (herein referred to as the “Member”), the Primary Springing Member and the Secondary Springing Member.

W I T N E S S E T H:

WHEREAS, Laurel Park Retail Properties LLC (the “Company”) was formed on behalf of its original members Six Mile/Newburgh Venture, Inc., a Michigan corporation; SF Properties, L.L.C., a Michigan limited liability company; Robert S. Sher, Trustee of the Robert S. Sher Revocable Living Trust dated May 14, 1982, as amended; Stephen Duczynski and Michael Polsinelli (the “Prior Members”) as a limited liability company under and pursuant to the Act by the filing of a certificate of formation of the Company on May 3, 2005 (the “Certificate of Formation”) and entering into a Limited Liability Company Agreement dated May     , 2005 (the “Original Agreement”); and

WHEREAS, the Company was formed as a limited liability company under and pursuant to the Act for the purpose of conducting the sole business activity of (i) merging (the “Merger”) with Newburgh/Six Mile Limited Partnership, a Michigan limited partnership (the “Partnership”) (whose partners (the “Partners”) are also the Prior Members) and surviving as the surviving entity resulting from the Merger and (ii) acquiring (as a result of the Merger), owning, holding, leasing, operating, managing and eventually disposing of that certain real estate and the improvements thereon located in Livonia, Wayne County, Michigan commonly known as Laurel Park Place as more particularly described in Exhibit “A” attached hereto and made a part hereof (hereinafter referred to as the “Property” and sometimes herein as the “Mortgaged Premises”); and

WHEREAS, pursuant to the Merger, the Partners received limited liability company interests in the Company, as the surviving entity, in exchange for their partnership interests in the Partnership (such limited liability company interests being hereinafter referred to as the “Merger LLC Interests”); and

WHEREAS, immediately following the Merger, the Partners contributed the Merger LLC Interests and all of their other Membership Interests in the Company (collectively with the Merger LLC Interests, “100% of the Membership Interests”) to Schostak Laurel Park Retail

Holding LLC, a Michigan limited liability company and sole member of Member (“Schostak”), Schostak was admitted to the Company as a member of the Company, and, immediately following such admission, the Partners ceased to be members of the Company and the Company was continued without dissolution; and

WHEREAS, Schostak, in turn, contributed the 100% of the Membership Interests to Member, Member was admitted to the Company as a member of the Company, and, immediately following such admission, Schostak ceased to be a member of the Company and the Company continued without dissolution with Member as sole member of the Company, owning 100% of the Membership Interests in the Company; and

WHEREAS, pursuant to the Merger, all debts and liabilities of the Partnership have attached to Company, as surviving entity of the Merger, and the Company is responsible for the continuing obligations of the Partnership including, without limitation, its obligations in connection with the Partnership’s loan (the “Loan”) from Nomura Asset Capital Corporation (together with its successors and assigns, the “Original Lender”) in the original principal amount of $54,018,933 pursuant to that certain Loan Agreement (together with all amendments thereto, the “Loan Agreement”), and as evidenced by that certain Mortgage Note (the “Note”) and secured by that certain Mortgage (the “Mortgage”), each of which is dated December 11, 1997; and

WHEREAS, immediately following the transactions described in the preceding recitals, Schostak has contributed 70% of the membership interests in Member to CBL & Associates Limited Partnership (“CBL/OP”) pursuant to that certain Contribution and Exchange Agreement dated as of March 18, 2005 by and among the Partnership, Schostak and CBL/OP (the “Contribution Agreement”) and, in connection therewith, the Member desires to amend and restate the Original Agreement; and

WHEREAS, pursuant to the terms of the Loan Agreement, the Company is required to be a bankruptcy remote “special purpose entity” whose organizational documents are required to contain certain provisions including those designed to qualify the Company as a bankruptcy remote “special purpose entity” and the Member desires that this Agreement contain such provisions; and

WHEREAS, in addition thereto, the Member desires to set forth in this Agreement rules, regulations, and provisions regarding the management of the business of the Company, the regulations of the affairs of the Company, the governance of the Company, the conduct of the Company’s business and the rights and privileges of the Member.

NOW, THEREFORE, the Member, the Primary Springing Member and the Secondary Springing Member hereby amend and restate the Original Agreement in its entirety and otherwise agree as follows:

ARTICLE I

DEFINITIONS

1.1    Definitions. As used herein the following terms shall have the indicated meanings. Terms not otherwise defined herein shall have the meaning set forth in the Act.

“Accountants” means the firm or firms of independent certified public accountants selected by the Chief Manager on behalf of the Company to audit the books and records of the Company and to prepare statements and reports in connection therewith.

“Act” means the Delaware Limited Liability Company Act (6 Del.C. §18-101 et seq.) in effect on the date hereof and as may be hereafter amended.

“Affiliate” means, as to any Member (or as to any other Person the affiliates of whom are relevant for purposes of any of the provisions of this Agreement), any Person controlled by, under common control with or controlling, directly or indirectly through one or more intermediaries, such Member or such other Person, including, without limitation (i) any person who has a familial relationship, by blood, marriage or otherwise with any director, officer or employee of such Member or other Person, its parent, or any Affiliate thereof and (ii) any person which receives compensation for administrative, legal or accounting services from such Member or other Person, its parent or any Affiliate. As used in this definition, the verb “to control” means to possess, directly or indirectly, the power to direct or to cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlling,” controlled by” and the noun “control” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company and as the same may be hereafter amended.

“Audited Financial Statements” means financial statements (balance sheet, statement of income, statement of members’ equity and statement of cash flows) prepared in accordance with generally accepted accounting principles and accompanied by an independent auditor’s report containing an opinion thereon.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files any voluntary or involuntary bankruptcy, insolvency or reorganization petition, case or proceeding in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver, sequestrator, assignee, custodian, liquidator, or any similar official of such Person or of all or any substantial part of its properties, (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated, (viii) institutes any proceedings under any applicable insolvency law, (ix) otherwise seeks any relief under any laws relating to relief from debts or protection of debtors, (x) makes any assignment for the benefit of creditors, or (xi) takes any action in furtherance of any of the foregoing. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in the Act.

“Board of Managers” means the Board of Managers of the Company as set forth in Article VIII consisting of the Chief Manager, the Secretary and one (1) Independent Manager and such other Managers as may be appointed pursuant to Article VIII.

“Cash Flow of the Company” means the cash receipts generated from the ordinary day-to-day operations of the business of the Company and from all other sources available to the Company, including sales of assets and refinancings, without deduction of depreciation, cost recovery, and other non-cash charges, but after deductions for

(i)    the payment or the accrual for payment, of all operating expenses, capital costs relating to the business of the Company and its assets including, without limitation, interest, amortization and other charges or provisions (i.e., escrows) pursuant to Company indebtedness, the cost of the Company’s tax returns, tax shelter registration and reporting costs, if any, filing fees and any fees, taxes or costs required to be paid by the Company to maintain its existence as a valid business enterprise in good standing in the State of Delaware and as a foreign limited liability company doing business in the State of Michigan;

(ii)    provisions for the reasonable current and future working capital requirements of the Company or for the preservation of the Company assets, as determined by the Board of Managers (except the Independent Manager shall not participate in such decisions); and

(iii)    other reserves which, in the discretion of the Board of Managers (except the Independent Manager shall not participate in such decisions), are necessary for the operation of the Company’s business.

“CBL/OP” shall have the meaning set forth in the recitals.

“CBL/REIT” means CBL & Associates Properties, Inc., a Delaware corporation.

“Certificate of Formation” means that certain Certificate of Formation of the Company filed with the Secretary of State of Delaware on May 3, 2005 and as the same may be hereafter amended.

“Chief Manager” means CBL/OP or its successor as appointed pursuant to Article VIII.

“Code” means the Internal Revenue Code of 1986, as may be hereafter amended.

“Company” means Laurel Park Retail Properties LLC, the Delaware limited liability company formed by the Prior Members and governed by this Agreement.

“Contribution Agreement” shall have the meaning set forth in the recitals.

“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or activities of such Person, whether through ownership of voting securities, by contract or otherwise.

“Independent Manager” shall have the meaning set forth in Section 8.3.

“Lender” means LaSalle Bank National Association (f/k/a LaSalle National Bank) as trustee for the Registered Holders of Commercial Mortgage Asset Trust, Commercial Mortgage Pass-Through Certificates Series 1999-C1, and its permitted successors and assigns.

“Loan” shall have the meaning set forth in the recitals.

“Loan Agreement” shall have the meaning set forth in the recitals.

“Loan Documents” means the Loan Agreement, the Note, the Mortgage, and all amendments thereto and documents and certificates contemplated thereby or delivered in connection therewith.

“Management Agreement” means a property management agreement with respect to the property management of the Property, dated as of the date hereof, between the Company, as owner, and CBL & Associates Management, Inc., a Delaware corporation, its successors and assigns, as manager.

“Manager(s)” means the members of the Company’s Board of Managers as described in Article VIII consisting of the Chief Manager, the Secretary and the Independent Manager, and/or any subsequent or additional Manager as may be elected by the Member. A Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

“Member” means Laurel Park Retail Holding LLC, a Michigan limited liability company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company; provided, however, the term “Member” shall not include the Springing Members.

“Member Cessation Event” shall have the meaning ascribed to that term in Section 6.4.

“Membership Interest” means the Member’s entire limited liability company interest in the Company.

“Merger” shall have the meaning set forth in the recitals.

“Merger LLC Interests” shall have the meaning set forth in the recitals.

“Mortgage” shall have the meaning set forth in the recitals.

“Mortgaged Premises” shall have the meaning set forth in the recitals.

“Note” shall have the meaning set forth in the recitals.

“Original Agreement” shall have the meaning set forth in the recitals.

“Original Lender” shall have the meaning set forth in the recitals.

“Partners” shall have the meaning set forth in the recitals.

“Partnership” shall have the meaning set forth in the recitals.

“Permitted Indebtedness” means (a) the debt evidenced by the Note and (b) unsecured trade debt payable in the ordinary course of business in an aggregate amount not to exceed three percent (3%) of the outstanding principal balance of the Loan at any time.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Primary Springing Member” means CBL/REIT, and any successor thereto.

“Prior Members” shall have the meaning set forth in the recitals.

“Professional Independent Manager” shall have the meaning set forth in Section 8.3(a).

“Property” means the real estate and all improvements thereon as described on Exhibit “A”.

“Rating Agencies” means each of (i) Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies and (ii) Moody’s Investors Service, Inc.

“Secondary Springing Member” means CBL & Associates Management, Inc., a Delaware corporation and any successor thereto.

“Secretary” means the member of the Board of Managers who is designated as the Secretary of the Company as described in Article VIII, or any subsequent Secretary as may be elected by the Member.

“Special Member” means, upon such Person’s admission to the Company as a member of the Company pursuant to Section 6.4, a Person acting as either Primary Springing Member or Secondary Springing Member, in such Person’s capacity as a member of the Company. A Special Member shall only have the rights and duties expressly set forth in this Agreement.

“Special Purpose Provisions” shall have the meaning set forth in Section 12.7.

“Springing Member” means a Person to be admitted as a member of the Company pursuant to the provisions of Section 6.4, including but not limited to the Primary Springing Member and the Secondary Springing Member.

“Substitute Member” shall have the meaning set forth in Section 6.4(a).

“Treasury Regulations” mean the regulations and all amendments thereto issued by the U. S. Treasury Department in interpretation of the Code.

“100% of the Membership Interests” shall have the meaning set forth in the recitals.

1.2    Exhibits, Etc. References to “Exhibit” or to “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement. Each Exhibit and Schedule attached hereto and referred to herein is hereby incorporated herein by such reference.

ARTICLE II

FORMATION

2.1    Formation. The Member hereby acknowledges formation of the Company by the filing of a Certificate of Formation of the Company with the Secretary of State of the State of Delaware. The Member was admitted to the Company as a member of the Company upon execution of a counterpart signature page to the Original Agreement and hereby continues as a Member. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.2    Name. The name of the Company shall be Laurel Park Retail Properties LLC. The Company may adopt and conduct its business under such assumed or trade names as the Board of Managers (except the Independent Manager shall not participate in such decision) may from time to time determine. The Company shall file any assumed or fictitious name certificates as may be required to conduct business in any state.

2.3    Certificate of Formation. Ralph Killebrew, as Organizer, designated as an “authorized person” within the meaning of the Act, executed, delivered and filed the Certificate of Formation in the State of Delaware. Thereafter, Mr. Killebrew’s powers as an “authorized person” ceased. The Chief Manager is the newly designated “authorized person,” and shall continue as the “authorized person” within the meaning of the Act and executed, delivered and filed a certificate of merger relating to the Merger (and may file any amendments and/or restatements thereof) permitted to be filed with the Secretary of State of the State of Delaware. The Chief Manager shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

2.4    Limited Liability Company Agreement. The Member hereby states that except as otherwise required by the Act, the Company shall be operated subject to the terms and conditions of this Agreement.

2.5    Offices. The principal executive office of the Company shall be 2030 Hamilton Place Boulevard, Suite 500, CBL Center, Chattanooga, Tennessee 37421. The business of the Company may also be conducted at such other or additional place or places or offices as may hereafter be designated by the Board of Managers (except the Independent Manager shall not participate in such decisions).

ARTICLE III

PURPOSE AND POWER

3.1    Purpose. Notwithstanding anything to the contrary in this Agreement or in any other document governing the formation, management or operation of the Company, the purposes for which the Company is formed are limited solely to (i) acquiring (as a result of the Merger), owning, holding, leasing, operating and managing the Mortgaged Premises, (ii) entering into and performing its obligations under the Loan Documents, (iii) refinancing the Mortgaged Premises in connection with a repayment of the Note, (iv) selling, exchanging, transferring and refinancing the Mortgaged Premises to the extent permitted under the Loan Documents and (v) engaging in any lawful act or activity and exercising any powers permitted to limited liability companies organized under the laws of the State of Delaware that are related or incidental to and necessary, convenient or advisable to accomplish the foregoing. Also, it is the stated intent and purpose of the Company to operate under this Agreement and the Act and to be characterized as a limited liability company under the Act and to be characterized, for federal tax purposes, as a disregarded entity under federal tax laws. Subject to the terms of this Agreement, the Board of Managers (except the Independent Manager shall not participate in such decision unless specifically stated otherwise in this Agreement) shall revise this Agreement and/or otherwise restructure the Company if such action is necessary to continue the status of the Company as a limited liability company under the Act and to continue the Company’s characterization as a disregarded entity under federal tax laws.

3.2    Powers. In furtherance of the foregoing purposes, the Company shall have the full power and authority to conduct its business as provided by this Agreement, the Act and applicable law. The Company, (or the Chief Manager on behalf of the Company) is hereby authorized to execute, deliver and perform (i) the Loan Documents and any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person, (ii) a property management agreement with a property manager for the Property and (iii) any documents contemplated thereby or related thereto and any amendments thereto, without any further act, vote or approval of any Person. The Chief Manager is hereby authorized to enter into the documents described in the preceding sentence on behalf of the Company, but such authorization shall not be deemed a restriction on the power of the Member or the Chief Manager to enter into other documents on behalf of the Company.

ARTICLE IV

PERCENTAGE INTEREST AND CAPITAL

4.1    Capital Contributions. The Member has made a contribution to the capital of the Company of the cash or agreed value of other property or services contributed in the amount set forth on Exhibit “B” attached hereto. The Member is not required to make any additional capital contributions to the Company.

4.2    Capital Accounts. The Company will maintain for each Member an account designated as his/her/its “Capital Account” in accordance with Treasury Regulations Section 1.704-1(b).

4.3    No Third Party Beneficiary.

(a)    Subject to Section 4.3(b) of this Agreement, no creditor or other third party having dealings with the Company shall have the right to enforce the right of any Member to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights of the Members herein set forth to make Capital Contributions to the Company shall be deemed an asset of the Company for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Company or pledged or encumbered by the Company to secure any debt or other obligation of the Company or of any of the Members.

(b)    Notwithstanding anything contained herein to the contrary, for so long as the Loan is outstanding, in whole or in part, Lender is an intended third-party beneficiary of the Special Purpose Provisions.

4.4    Withdrawal, Return of Capital; Interest. No Member shall be entitled to withdraw any part of its Capital Contribution(s), or shall be entitled to any distributions from the Company, except as specifically provided herein. No Member shall be entitled to interest on any Capital Contribution to the Company or on such Member’s Capital Account.

ARTICLE V

CASH FLOW

5.1    Cash Flow Distributions. The Cash Flow of the Company, if any, shall be distributed to the Member subject to any limitations on the Company’s ability to make distributions imposed by the Lender or the Loan Documents. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act, any other applicable law or any Loan Document.

ARTICLE VI

MEMBERS, MEMBER MEETINGS, AND VOTING RIGHTS

6.1    Admission of Additional Members and Transfers of Interests. Except as to the Springing Members set forth in Section 6.4, or a member admitted to the Company pursuant to Section 11.1, no other Person shall be admitted to the Company as a member of the Company as a result of a transfer or assignment of a Member’s Membership Interest or any sale or original issuance of Membership Interests in or by the Company or otherwise (i) so long as Schostak holds an ownership interest in Member or (ii) in violation of the Loan Agreement. The Secretary shall revise Exhibit “B” attached hereto to reflect the admission of new Members. Notwithstanding the foregoing and notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Company, until no obligation under the Loan remains outstanding or the Company is no longer otherwise obligated to make principal or interest payments under the Loan Agreement (whichever is earlier to occur), no additional Member may be admitted to the Company, other than pursuant to Section 11.1, Section 6.2 or Section 6.4 and in accordance with Section 6.1(j) of the Loan Agreement.

6.2.     Assignments.

(a)    Except as expressly permitted in this Article VI, Member not shall assign all or any part of its Membership Interest in the Company. Any attempted assignment of all or any portion of a Membership Interest other than as permitted in this Article VI shall be null and void and shall have no effect whatsoever. For purposes of this Article VI, the words “assign” or “assignment” when used in the context of the assignment of all or any portion of Member’s Membership Interest, shall mean and include any transfer, alienation, sale, assignment, pledge, grant of security interest, lien or encumbrance, or other disposition, whether voluntarily or by operation of law. Subject to any transfer restrictions contained in the Loan Documents, Member may assign its limited liability company interest in the Company where such assignment is part of a merger, consolidation or sale of all or substantially all of the assets or stock of CBL/OP and its Affiliates (except that, for this purpose, Affiliates shall not include any Person included in the definition of Affiliate solely by virtue of receipt of compensation). Subject to Section 6.1, if Member transfers its Membership Interest pursuant to this Section 6.2, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. If Member transfers all of its Membership Interest pursuant to this Section 6.2, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Any successor to a Member by merger or consolidation in compliance with the Loan Documents shall, without further act, be a Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement, and the Company shall continue without dissolution.

(b)    Notwithstanding anything to the contrary contained in this Agreement until (i) the Loan is no longer outstanding or (ii) the Company is no longer otherwise subject to any provisions of the Loan Agreement (whichever is the earlier to occur), the Company shall always have one and only one member.

6.3     Resignation. Until the Loan ceases to be outstanding or the Company is no longer obligated to make principal or interest payments under the Loan Agreement (whichever is earlier to occur), the Member may not resign, except as permitted under the Loan Documents and consented to by Lender. If the Member is permitted to resign pursuant to this Section 6.3, an additional member of the Company shall be admitted to the Company, subject to Section 6.1, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

6.4 Springing Members.

(a)    Upon the occurrence of any event that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.2 and 6.1, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 6.3 and 6.1) (a “Member Cessation Event”), the Primary Springing Member shall, without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as a member and shall continue the Company without dissolution. If, however, at the time of a Member Cessation Event, the Primary Springing Member has been dissolved or is otherwise no longer able to step into the role of Special Member, then in such event, the Secondary Springing Member shall without any action of any Person and simultaneously with the Member Cessation Event, automatically be admitted to the Company as a member and shall continue the Company without dissolution. It is the intent of these provisions that the Company never have more than one Special Member at any particular point in time. No Special Member may resign from the Company or transfer its rights as Special Member unless a successor Special Member has been admitted to the Company as Special Member by executing a counterpart to this Agreement. The Special Member shall automatically cease to be a member of the Company upon the admission to the Company of a substitute Member (the “Substitute Member”); provided, however, that, if at the time of any Member Cessation Event, Schostak holds an ownership interest in Member, (i) the Substitute Member shall have the same members as the members of Member (ii) such members shall hold the same percentage interests in Substitute Member as they held in Member as of the Member Cessation Event and (iii) the organizational documents of Substitute Member shall contain the same relative rights and obligations of the members thereof as are set forth in the organizational documents of Member. The Special Member shall be a member of the Company that has no interest in the profits, losses and capital of the

Company and has no right to receive any distributions of Company assets. Pursuant to Section 18-301 of the Act, a Special Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company. A Special Member, in its capacity as Special Member, may not bind the Company. Except as required by any mandatory provision of the Act, a Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company. In order to implement the admission to the Company of the Special Member, each of the Primary Springing Member and the Secondary Springing Member shall execute a counterpart to this Agreement. Prior to its admission to the Company as Special Member, each Person acting as a Primary Springing Member or Secondary Springing Member shall not be a member of the Company.

(b)    The Company shall at all times have a Primary Springing Member and a Secondary Springing Member. No resignation or removal of a Springing Member, and no appointment of a successor Springing Member, shall be effective unless and until such successor shall have executed a counterpart to this Agreement. In the event of a vacancy in the position of Primary Springing Member or Secondary Springing Member, the Member shall, as soon as practicable, appoint a successor Springing Member to fill such vacancy. By signing this Agreement, a Springing Member agrees that, should such Springing Member become a Special Member, such Springing Member will be subject to and bound by the provisions of this Agreement applicable to a Special Member.

6.5    Meetings. Meetings of the Members may be called by the Board of Managers or any Member by giving written notice to all Members, stating the date, the time, the place and the purpose(s) of the meeting. Any such meetings shall be held at the principal executive office of the Company, or such other place as may be designated in the notice. Such notice must be given no fewer than ten (10) days nor more than two (2) months before the meeting date.

6.6    Quorum Requirements for Meetings. The Members holding a majority of the total voting power of Members entitled to vote at any meeting shall constitute a quorum for the transaction of business. Once a Membership Interest is represented at any meeting, it is deemed to be present for the remainder of that meeting and for any adjournment unless a new record date is or must be set for that adjourned meeting. A meeting may be adjourned and notice of any adjourned meeting is not necessary if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken.

6.7    Voting. Each Member shall have voting power proportionate to his/her/its Membership Interest. Except as otherwise expressly provided in this Agreement, the Members shall only be entitled to vote on the selection of members of the Board of Managers. Unless otherwise provided by law or this Agreement, action on a matter (other than the election of Managers) by Members at a meeting at which a quorum is present is approved if the votes cast favoring the action exceed the votes cast opposing the action. Managers shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

6.8    Action Without a Meeting. Action required or permitted to be taken at a meeting of the Members may be taken in lieu of a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Members having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members entitled to vote thereon were present and voted. Such action by written consent in lieu of a meeting shall be delivered to the Board of Managers of the Company for filing with the Company records or as otherwise permitted by law.

ARTICLE VII

MANAGEMENT

7.1    Management of Company. Subject to Article IX and Section 8.3, the overall management of the business and affairs of the Company shall be vested in the Board of Managers; provided, however, that the Independent Manager shall only be authorized, expected and required to participate in the decisions described in Section 8.3(b). The Independent Manager shall have no obligation to monitor the day-to-day affairs of the Company or participate in the operations of the Company or its business other than participation in the decisions described in Section 8.3(b). To the fullest extent permitted by law, the Independent Manager shall have no fiduciary responsibility to the Member other than such duties that are in conjunction with the decisions described in Section 8.3(b) and the Member hereby acknowledges that the Independent Manager shall have no such fiduciary obligations to it other than in conjunction with the decisions described in Section 8.3(b). All decisions (other than those set forth in Section 8.3(b)) with respect to the management of the Company shall be made by the Board of Managers excluding the Independent Manager. Notwithstanding anything contained herein to the contrary, the written approval of Member shall be required in connection with (i) any sale, transfer or other disposition of the Property at anytime prior to the twelfth (12th) anniversary hereof (ii) sale, transfer or other disposition of the Property following the twelfth (12th) anniversary hereof in other than a non-recognition transaction; and (iii) any financing transaction that would not result in sufficient non-recourse debt to meet the requirements of Section 10.19(a)(ii) of the Contribution Agreement, a copy of which is attached hereto as Exhibit “D”.

7.2    Borrowing. Subject to Section 7.1 and Section 9.1 of this Agreement, the Company may borrow for Company purposes from any source upon such terms and conditions as the Board of Managers (except the Independent Manager shall not participate in such decision) may determine as set forth in Article VIII subject to any term or provision of the Loan Documents. Upon such approval by the Board of Managers, the Chief Manager shall be and hereby is empowered to execute and deliver on behalf of the Company any and all promissory notes, security agreements, deeds of trust and other documents and instruments required by the lender in connection therewith.

ARTICLE VIII

BOARD OF MANAGERS

8.1    Election, Withdrawal and Removal of Managers. The Company shall at all times have a Board of Managers consisting of at least three (3) Managers, those being the Chief Manager, the Secretary and one Independent Manager.    The Chief Manager, Secretary and Independent Manager shall be the Persons designated as such on Exhibit “C”, each of whom shall hold office until removal from office or until his/her/its respective successor is duly elected and qualified. Any number of manager positions, other than Chief Manager and Secretary and Independent Manager, may be held by the same Person. A Manager need not be a Member. Subject to Section 8.3(c), the Members may at any time, elect new, additional or substitute Managers. Subject to Section 8.3(c), the Members may, at any time and without cause, remove any one (1) or more of the Managers. The Members may, at any time, eliminate any Manager position other than that of the Chief Manager, the Secretary and the Independent Manager. Subject to Section 8.3(a), any Manager may, at any time and upon thirty (30) days prior written notice to the Member, resign as a Manager, but such resignation shall not affect his/her/its status as a Member, if any.

8.2    Authority of Board of Managers. Subject to the decisions requiring Member’s approval as set forth in Section 7.1 hereof, unless otherwise specifically stated herein, all decisions relating to the operation and management of the Company and its assets and affairs shall be made by the majority vote of the Board of Managers of the Company excluding the Independent Manager. The Independent Manager shall be entitled only to participate in such decisions as set forth in Section 8.3(b) and no action on the matters set forth in Section 8.3(b) shall be permitted without the affirmative vote of the Independent Manager consenting to such action. Except as to the matters listed in Section 8.3(b), the Board of Managers of the Company excluding the Independent Manager shall be entitled to meet and take action with respect to all matters relative to the Company and its assets without notice to or participation by the Independent Manager.

8.3    The Independent Manager; Authority of Independent Manager; Replacement of Independent Manager.

(a)    Independent Manager. As stated herein, the Company’s Board of Managers shall include one Independent Manager reasonably satisfactory to Lender. The Company’s initial Independent Manager is the person set forth and designated on Exhibit “C” attached hereto. An “Independent Manager” (including the Independent Manager set forth on Exhibit “C” attached hereto) shall mean a manager of the Company who is a natural person who is not at the time of initial appointment, or at any time while serving as an Independent Manager of the Company, and has not been at any time during the preceding five (5) years: (i) a stockholder, manager (other than as an Independent Manager of the Company), officer, employee, partner, member, director, attorney or counsel of the Company, the Member, any Affiliate of either of them or any direct or indirect parent of either of the Company, (ii) a creditor, customer, supplier or other Person who derives any of its purchases or revenues from its activities with the Company, the Member or any Affiliate of either of them, (iii) a Person controlling or under common Control with any such stockholder, partner, customer, supplier or other Person, or (iv) a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person; provided, that an individual who otherwise satisfies the foregoing shall not be disqualified from serving as an Independent Manager of the Company if such individual is at the time of initial appointment, or at any time while serving as an Independent Manager of the Company, an independent director, member or manager of a “special purpose entity” affiliated with the Company if such individual is an independent director or manager provided by a nationally-recognized company that provides professional independent directors and managers (a “Professional Independent Manager”) and other corporate services in the ordinary course of its business. Notwithstanding the immediately preceding sentence, an Independent Manager may not simultaneously serve as Independent Manager of the Company and independent manager of a special purpose entity that owns a direct or indirect equity interest in the Company or a direct or indirect interest in any co-borrower with the Company. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the Special Purpose Provisions of this Agreement.    No resignation or removal of an Independent Manager, and no appointment of a successor Independent Manager, shall be effective until such successor shall have accepted his or her appointment as an Independent Manager by a written instrument, which may be a counterpart signature page to this Agreement. In the event of a vacancy in the position of Independent Manager, the Member shall, as soon as practicable, appoint a successor Independent Manager. No Independent Manager shall at any time serve as a trustee in bankruptcy for any Affiliate of the Company. When the term “Independent Manager” or “Independent Director” is used with respect to the director or manager of an entity other than the Company (whether such term is capitalized or not), the definition of such term shall be the same as the foregoing, except that the name of such other entity shall be substituted for “the Company” throughout the foregoing definition.

The Independent Manager is an intended beneficiary of this Agreement, and the Member confirms that this Agreement is a legal, valid and binding agreement of the Member, enforceable against the Member by the Independent Manager.

(b)    Authority of Independent Manager. Notwithstanding any other provision of this Agreement, until the Loan is no longer outstanding or the Company is no longer otherwise required to make principal or interest payments under the Loan Agreement (whichever is earlier to occur), the following matters shall require the prior unanimous written consent of the Board of Managers, including the Independent Manager, before the specified action may be taken by the Company or any Member, Manager or other Person on behalf of the Company and, therefore, no action on the following matters shall be taken by the Company or any Member, Manager or other Person on behalf of the Company unless the Company has one Independent Manager then serving in such capacity and such Independent Manager shall consent to the following matters:

(i)    To file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding on behalf of or for the Company; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally on behalf of or for the Company;

(ii)    To seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of its properties;

(iii)    To make any assignment for the benefit of the Company’s creditors;

(iv)    To take any action in furtherance of any of the foregoing; and

(v)    To amend the Certificate of Formation and/or this Agreement or the organizational documents of the Company (including its operating agreement and articles of organization) (other than any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the Certificate of Formation or this Agreement); provided, however, that the power to amend shall be subject to the provisions of Section 12.7.

Except as otherwise specifically provided herein, approval of all other matters brought before the Board of Managers shall require the vote of a majority of the members of the Board of Managers, excluding the Independent Manager.

(c)    Replacement of Independent Manager. Until the Loan is no longer outstanding or the Company is no longer otherwise obligated to make principal or interest payments under the Loan Agreement (whichever is earlier to occur), the Member shall not remove, and the resignation of the Independent Manager shall not be effective unless and until, a new Independent Manager having the characteristics as set forth in Section 8.3(a) has been appointed effective as of the time of such removal or resignation.

(d)    Expenses of Independent Manager for Third Party Reviews/ Assessments/Opinions. In the event the Independent Manager is called upon to participate in a decision set forth in Section 8.3(b) and the Independent Manager deems it advisable to retain third parties, including third party counsel, accountants, financial consultants or other professionals, to assist him in the review and analysis of the proposed action on such decision, the Company, upon presentation by the Independent Manager of written evidence of the fees or costs paid by the Independent Manager for such assistance, shall promptly reimburse the Independent Manager for the reasonable costs of such assistance.

(e)    Action by Independent Manager. Notwithstanding any provision hereof to the contrary, to the fullest extent permitted by applicable law including Section 18-1101(c) of the Act, the Independent Manager shall consider only the interests of the Company, and its respective creditors (including, without limitation, the Lender) in acting or otherwise voting on the matters referred to in acting or otherwise voting on the matters referred to in Section 8.3(b). Except as provided in the first sentence of this Section 8.3(e), in exercising their rights and performing their duties under this Agreement, any Independent Manager shall have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.

8.4    Chief Manager. The Chief Manager shall, subject to Section 8.3(b):

(a)    Participate as a member of the Board of Managers and preside over any meetings of the Board of Managers;

(b)    See that all orders and resolutions of the Board of Managers are carried into effect;

(c)    Sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another Person or is expressly (i) delegated or limited by this Agreement, or (ii) delegated by the Board of Managers to some other Manager or agent of the Company;

(d)    Carry out the day to day operations of the Company in accordance with the directions of and subject to the review of the Board of Managers of the Company excluding the Independent Managers;

(e)    Perform other duties prescribed by the Board of Managers excluding the Independent Managers, by this Agreement, or by the Act;

(f)    In the event the Company has a vacancy in the office of Secretary, receive any notices, documents or other matters that otherwise are required to go to the Secretary.

8.5    Secretary. The Secretary shall, subject to Section 8.3(b):

(a)    Participate as a member of the Board of Managers;

(b)    Keep accurate membership records for the Company;

(c)    Maintain records of and, whenever necessary, certify all proceedings of the Board of Managers of the Company;

(d)    Receive notices required to be sent to the Secretary and to keep a record of such notices in the records of the Company;

(e)    Perform other duties prescribed by the Board of Managers excluding the Independent Managers.

8.6    Other Managers. If the Member elects other Managers in addition to the Chief Manager, Secretary and the Independent Manager, such other Managers shall perform such duties as are specifically designated by the Board of Managers excluding the Independent Manager.

8.7    Compensation of Managers. Except as may be expressly provided for herein or hereafter approved by the Board of Managers excluding the Independent Managers, no payment will be made by the Company to any Manager for the services of such Manager or any partner or employee of the Manager.

8.8    Conflict of Interest Transaction. A contract or transaction between the Company and a Manager in which the Manager has a direct or indirect interest is not voidable by the Company solely because of the Manager’s interest in the contract or transaction, if the material facts of the transaction and the Manager’s interests are disclosed or known to the Company and the transaction is authorized, approved or ratified by the Board of Managers or if the transaction is fair to the Company.

8.9    Other Interests. Notwithstanding any duty otherwise existing at law or in equity, subject to Section 8.3 with respect to the Independent Manager, any Manager or member of the Company may engage in other business, including business of a nature which is the same as or similar to the business of the Company, without any duty or obligation to account to the Company in connection therewith.

8.10    Standard of Conduct. Notwithstanding any duty otherwise existing at law or in equity, a Manager shall discharge the duties of his/her/its office in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, subject to Section 7.1, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances.

8.11    Continuing Qualification of REIT Status. So long as CBL/REIT holds a direct or indirect interest in the Company, unless waived in writing by CBL/REIT, the parties hereto, and their respective successors and assigns, shall conduct their operations in a manner that shall permit CBL/REIT to continue to qualify as a real estate investment trust under Code Section 856 through and including 860 as amended, and under other applicable provisions of the Code and the Regulations thereunder. In accordance with the preceding sentence, but not in limitation thereof:

(i)    any Person, including any property manager or leasing agent, rendering services to a lessee or sublessee of all or any part of the Property shall be an independent contractor with respect to CBL/REIT within the meaning of Code Section 856(d)(3) from whom CBL/REIT does not derive or receive any income except as may be permitted by Code Section 856(d)(2)(C) and the Regulations thereunder;

(ii)    any management or leasing agreement entered into by the Company shall comply with the terms and provisions of this Section 8.11;

(iii)    CBL/REIT shall not own, directly or indirectly, or by attribution (in accordance with the attribution rules referred to in Code Section 856(d)(5)), in the aggregate, 10% or more of all classes of stock, 10% or more of the voting power or 10% or more of the assets or net profits of a lessee or sublessee of all or any part of the Property;

(iv)    the leases or subleases of all or any part of the Property shall not provide for rents based in whole or in part on the income or profits (within the meaning of Code Section 856(d)(2)(A)) derived by any tenant or subtenant from all or any part of the Property; and

(v)    rents under a lease or sublease of all or any part of the Property attributable to personal property leased or subleased under or in connection with such lease or sublease shall not exceed 15% of the total rents payable under or in connection with such lease or sublease for each taxable year.

ARTICLE IX

SPECIFIC COVENANTS

Notwithstanding any provision in this Agreement to the contrary, until (i) the Loan is no longer outstanding or (ii) the Company is no longer otherwise obligated to make principal or interest payments under the Loan Agreement (whichever is the earlier to occur), the following covenants shall apply and be binding on the Member, Board of Managers and the Company:

9.1    Limitation on Indebtedness. The Company will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation) other than Permitted Indebtedness.

9.2    Limitation on Dissolution, Liquidation, Consolidation, Merger or Sale of Assets. The Company is, to the fullest extent permitted by law, prohibited from engaging in any dissolution, liquidation, consolidation, merger or conveyance or transfer of substantially all its assets.

9.3    Separateness Covenants. The Company and the Board of Managers on behalf of the Company, shall:

(i)    Maintain the Company’s books and records separate from those of any other Person;

(ii)    Maintain the Company’s bank accounts separate from the bank account of any other Person;

(iii)    Not commingle the Company’s assets with those of any Affiliate or constituent party or Person and to hold all of its assets in the Company’s own name;

(iv)    Conduct the Company’s business in the Company’s name;

(v)    Maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not to have its assets listed on the financial statement of any other Person; provided, however, the Company may include its financial statements as part of a consolidated financial statement if (A) such statements contain a notation that makes clear that the Company is a separate entity and that the assets of the Company are not available to satisfy liabilities of any other Person and the assets of such other Person are not available to satisfy liabilities of the Company (except as otherwise provided in the Loan Documents) and (B) the Company’s assets and liabilities are listed on the Company’s own separate financial statements;

(vi)    (a) File its own tax returns separate from those of any other Person, except to the extent that (A) the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law or (B) it is allowed to file consolidated tax returns, in which case the Company may include its taxable income, loss, deductions, gains or other items as part of a consolidated tax return and (b) pay any taxes required to be paid under applicable law;

(vii)    Pay its own liabilities and expenses only out of its own funds, provided, however, that the foregoing shall not require the Member to make any additional capital contributions to the Company;

(viii)    Observe all organizational formalities necessary to maintain its separate existence and preserve its existence in good standing as a single-member limited liability company under the laws of the State of Delaware;

(ix)    Not enter into transactions with an Affiliate except on commercially reasonable terms similar to those available to unaffiliated parties in an arms-length transaction;

(x)    Pay the salaries of its own employees, if any, only from its own funds, provided, however, that the foregoing shall not require the Member to make any additional capital contributions to the Company;

(xi)    Maintain a sufficient number of employees in light of its contemplated business purpose, transactions and liabilities;

(xii)    Not guarantee any obligation of any Person, including an Affiliate, or become obligated for the debts of any Person;

(xiii)    Not hold out its credit as being available to satisfy the obligations of any other Person;

(xiv)    Not acquire any obligations or securities of its Affiliates or owners, including partners, members or shareholders, as appropriate;

(xv)    Not make or permit to remain outstanding any loan or advance to, or own or acquire any stock or securities of, any Person, except that the Company may invest in those investments permitted under the Loan Documents and may make any advance required or expressly permitted to be made pursuant to any provisions of the Loan Documents (and permit the same to remain outstanding in accordance with such provisions);

(xvi)    Allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xvii)    Use separate stationery, invoices, and checks bearing its own name;

(xviii)    Not pledge its assets for the benefit of any other Person, other than to Lender to secure the Loan;

(xix)    Hold itself out to the public and all other Persons as a legal entity separate from that of any other Person;

(xx)    Correct any known misunderstanding regarding its separate identity;

(xxi)    Not identify itself as a division of any other Person;

(xxii)    Maintain capital adequate for businesses of its size and character in light of its contemplated business purposes, transactions and liabilities, provided, however, that the foregoing shall not require the Member to make any additional capital contributions to the Company;

(xxiii)    Not form, acquire or hold any subsidiary or own any equity interest in any entity;

(xxiv)    Not hold out the assets or the creditworthiness of any Person as being available for the payment of any liability of the Company;

(xxv)    Not engage, directly or indirectly, in any business other than as described in Section 3.1 and not engage in any activity except those required to be performed under the Loan Documents or this Section 9.3 or as permitted to be performed under all of them;

(xxvi)     Cause its Board of Managers to act pursuant to written consent and keep minutes of such meetings and actions and observe all other Delaware limited liability company formalities;

(xxvii) Cause the Member, the Managers and other representatives of the Company to act at all times with respect to the Company consistently and in furtherance of the foregoing and in the best interests of the Company;

(xxviii)    Not buy or hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities);

(xxix) Maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any Affiliate or constituent party or any other Person; and

(xxx)    Not own any real property other than the Mortgaged Premises and not own any personal property that is not necessary or incidental to the pursuit of its business purposes as described in Section 3.1;

Failure of the Company, the Member or the Managers on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member.

9.4    Subordination of Indemnity. Any indemnification by the Company shall be fully subordinated to any obligations respecting the Loan and shall not constitute a claim against the Company in the event that the cash flow of the Company after payment of all obligations under the Loan is insufficient to pay such indemnity obligations.

ARTICLE X

FISCAL MATTERS

10.1    Books and Records. Full and accurate books and records of the Company (including, without limitation, all information and records required by the Act) shall be maintained at its principal executive office showing all receipts and expenditures, assets and liabilities, profits and losses, and all other records necessary for recording the Company’s business and affairs.

10.2    Fiscal Year. The fiscal year of the Company shall end on December 31 of each year.

10.3    Tax Status; Elections. Notwithstanding any provision hereof to the contrary, solely for purposes of the United States federal income tax laws, the Member hereby recognizes that the Company will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Company or expand the obligations or liabilities of the Member.

11.2    Reports. The Chief Manager shall prepare, or cause to be prepared, and furnish to each Person who was a Member during a Fiscal Year as soon as practicable after the close of such Fiscal Year, but in no event later than 45 days after the close of the Fiscal Year, Audited Financial Statements of the Company, consistent with the books of account of the Company, together with the reports thereon and all supplementary schedules and information prepared by the Accountants. The Company shall prepare and furnish to the Chief Manager such further information as shall be requested by or necessary for the Chief Manager to comply with all applicable legal, reporting and other requirements, including but not limited to tax requirements and requirements of the United States Securities and Exchange Commission.

11.3    Accounting Decisions. All decisions as to accounting principles shall be made by the Chief Manager.

ARTICLE XI

DISSOLUTION

11.1    Dissolution. The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iii) December 31, 2055. Upon the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company, to the full extent permitted by law, the Company shall be continued in a manner permitted by this Agreement or the Act.

Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member or a Special Member or any other member of the Company shall not cause such member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution. Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or the occurrence of any event that causes the Member or a Special Member to cease to be a member of the Company. Notwithstanding any other provision of this Agreement, each of the Member and the Special Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Member or a Special Member or the occurrence of any event that causes the Member or a Special Member to cease to be a member of the Company.

Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 6.2 and 6.1 or (ii) the resignation of the Member and admission of an additional member of the Company in accordance with Sections 6.1 and 6.3), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the date of the occurrence of the event that terminated the continued membership of such member in the Company.

11.2    Winding Up; Cancellation of Certificate of Formation. In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

ARTICLE XII

GENERAL PROVISIONS

12.1    Notices. All notices, consents, waivers, directions, requests, votes or other instruments or communications provided for under this Agreement shall be in writing, signed by the party giving the same, and shall be deemed properly given three (3) business days after mailing if sent by registered or certified United States mail, postage prepaid, addressed;

(a) in the case of the Company, to the address set forth in Section 2.5;

(b) in the case of any Member, to the address set forth on Exhibit “B”; or to such address as any party may specify in writing to the other parties.

12.2    Integration. This Agreement embodies the entire agreement and understanding among the Member and Springing Members and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof.

12.3    Applicable Law. This Agreement and the rights of the Member, Springing Members and Managers shall be governed by and construed and enforced in accordance with the laws of the State of Delaware (without regard to conflict of laws principles).

12.4    Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and any other application thereof shall not in any way be affected or impaired thereby.

12.5    Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Member and its respective heirs, executors, administrators, successors, transferees and assigns.

12.6    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; and the singular shall include the plural, and vice versa. Titles of Articles and Sections are for convenience only and neither limit nor amplify the provisions of this Agreement itself.

12.7    Amendment. Notwithstanding anything to the contrary contained in or implied by any other provision of this Agreement or of any other document governing the formation, management or operation of the Company, until (i) the Loan is no longer outstanding or (ii) the Company is no longer otherwise obligated to make interest or principal payments under the Loan Agreement (whichever is the earlier to occur) and except as to any correction of an obvious typographical error or correction of an obvious clerical mistake that does not change the substance of the provisions of the portions of this Agreement referenced immediately hereafter, the Company, the Member and the Board of Managers are prohibited from materially amending the provisions of Articles IX or XI or Sections 3.1, 6.1, 6.2, 6.3, 6.4, 8.1, 8.2, 8.3 or 12.7 of this Agreement (the “Special Purpose Provisions”) or any defined term used in the Special Purpose Provisions or any other provision of this Agreement so as to repeal, override or substantially alter the effect of any of the Special Purpose Provisions without the consent of the Lender, its successors or assigns; provided, however, that this Agreement may be amended by approval of the Board of Managers, including the Independent Managers, pursuant to Section 8.3(b) but only after the Company receives (A) confirmation from each of the Rating Agencies that such amendment would not result in the qualification, withdrawal or downgrade of any securities rating and (B) approval of such amendment by the Lender, its successor or assigns. Thereafter, this Agreement may be amended, modified or supplemented only by a writing executed by each of the Members. Notwithstanding the preceding statements, the Secretary is hereby authorized and directed to amend Exhibit “B” and/or “C” to reflect changes in the information set forth on Exhibit “B” and/or “C”. To the fullest extent permitted by law, no amendment to the Certificate of Formation shall be made that is inconsistent with the Special Purpose Provisions.

12.8    Waiver of Partition; Nature of Interest. To the fullest extent permitted by law the Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution hereunder. The interest of the Member in the Company is personal property.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first set forth above.

MEMBER:

LAUREL PARK RETAIL HOLDING LLC

By:	CBL & Associates Limited Partnership, its Chief manager

By:	CBL Holdings I, Inc., its general partner

By: /s/ John N. Foy
Name: John N. Foy
Title: Vice Chairman of the Board and Chief Financial Officer

PRIMARY SPRINGING MEMBER:

CBL & ASSOCIATES PROPERTIES,
INC., a Delaware corporation

By: /s/ John N. Foy
Name: John N. Foy
Title: Vice Chairman of the Board and Chief Financial Officer

SECONDARY SPRINGING MEMBER:

CBL & ASSOCIATES MANAGEMENT,
INC., a Delaware corporation

By: /s/ John N. Foy
Name: John N. Foy
Title: Vice Chairman of the Board and Chief Financial Officer

                ACKNOWLEDGED:

SIX/MILE NEWBURGH VENTURE, INC., a Michigan corporation

By:	/s/ David W. Schostak
Name:	David W. Schostak, President

SF PROPERTIES, L.L.C.,
a Michigan LLC

By:	Six Mile/Newburgh Venture, Inc., a Michigan corporation
Its Attorney in Fact

By: /s/ David W. Schostak
David W. Schostak, President

ROBERT S. SHER, TRUSTEE OF THE ROBERT S. SHER REVOCABLE LIVING TRUST DATED MAY 14, 1982, AS AMENDED

By:	Six Mile/Newburgh Venture, Inc., a Michigan corporation Its Attorney in Fact

By: /s/ David W. Schostak David W. Schostak, President

STEPHEN DUCZYNSKI

By:	Six Mile/Newburgh Venture, Inc., a Michigan corporation Its Attorney in Fact

By: /s/ David W. Schostak David W. Schostak, President

[Signatures continue on the following page]

MICHAEL POLSINELLI

By:	Six Mile/Newburgh Venture, Inc., a Michigan corporation Its Attorney in Fact

By: /s/ David W. Schostak David W. Schostak, President

SCHOSTAK LAUREL PARK RETAIL HOLDING LLC, a Michigan limited liability company

By: Six Mile/Newburgh Venture, Inc.

By: /s/ David W. Schostak
Name: David W. Schostak
Title: President

EXHIBIT “A”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

LAUREL PARK RETAIL PROPERTIES LLC

Those certain tracts or parcels of land located in Livonia, Wayne County, Michigan, and the improvements thereon constituting a regional mall commonly known as “Laurel Park Place.”

EXHIBIT “B”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

LAUREL PARK RETAIL PROPERTIES LLC

Members

Name, Address	Percentage Interest	Cash Contributed or Agreed Value of Other Property or Services
Laurel Park Retail Holding LLC c/o CBL & Associates Limited Partnership 2030 Hamilton Place Boulevard Suite 500, CBL Center Chattanooga, Tennessee 37421	100%	$1,000

EXHIBIT “C”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

LAUREL PARK RETAIL PROPERTIES LLC

Managers and Tax Matters Member

Chief Manager:	CBL & Associates Limited Partnership

Secretary:	CBL Holdings I, Inc.

Independent Manager:	H. Diane Dixon

EXHIBIT “D”

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

LAUREL PARK RETAIL PROPERTIES LLC

Section 10.19(a)(ii) of Contribution Agreement

(ii)    Contributor Allocation of Portion of Property Owner’s Debt. At all times for and during the Restricted Period, CBL/OP shall cause Company to allocate to Contributor or then-holders of the Retained Interests (“Retained Interest Holders”), for Federal Income tax purposes pursuant to Section 752 of the Code and Section 1.752-3 of the Treasury Regulations, nonrecourse debt of Property Owner in an amount not less than the deficit in the Contributor’s tax basis capital account, as adjusted from time to time for income or loss allocated, and cash distributed, to the Contributor by Company (the “Other Capital Account Deficit”). Such non-recourse debt so allocated will represent “qualified nonrecourse financing” within the meaning of Section 465(b)(6) of the Code. The initial Other Capital Account Deficit shall be determined as at (just prior to) the contribution of the LLC Interests on the Closing Date, and shall be based upon the estimated information to be furnished by the accountant for the Contributor but such initial Other Capital Account Deficit shall not exceed a deficit balance of ($7,500,000). Thereafter, the Other Capital Account Deficit shall be adjusted annually to reflect income or loss allocated, and cash distributed, by Company to Contributor (or to Retained Interest Holders, as the case may be). CBL/OP and Contributor each agree that subsequent to the Closing, such allocation shall be maintained in such amount for a period of not less than twelve (12) years after the Closing Date. In the event that, during the Restricted Period, Retained Interest Holders are required to recognize federal or state taxable income/gain upon a failure of CBL/OP to cause Company to allocate to Retained Interest Holders qualified non-recourse financing in an amount not less than the Other Capital Account Deficit in accordance with this Section 10.19(a)(i), then the Retained Interest Holders shall be entitled to receive a Make Whole Amount from CBL/OP. Upon an exchange of the Retained Interests for OP Units, the Other Capital Account Deficit (or, if less than all of the Retained Interests are so exchanged, then a proportionate part of the Other Capital Account Deficit) shall be added to the Capital Account Deficit and the provisions of Section 10.19(a) shall apply to such OP Units.

[Note: Contributor means Schostak and the other capitalized terms shall have the definitions ascribed to them in the Contribution Agreement]